SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) September 8, 2006
TBX RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-30746	75-2592165
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer Identification No.)
3030 LBJ Freeway, Suite 1320
Dallas, Texas 75234
(972) 243-2610
(Address, including zip code of registrant’s principal executive offices and telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
     Item 1.01 Entry into a Material Definitive Agreement
     On September 8, 2006, TBX Resources, Inc., entered into a merger agreement (the “Agreement”) with Earthwise Energy, Inc., a Nevada corporation, and TBX Acquisition, Inc., a Texas corporation and a wholly owned subsidiary of TBX. A copy of the Agreement is attached as Exhibit 10.1. Earthwise is an oil and gas company, located in Dallas, Texas, which has certain oil and gas lease assets and manages several oil and gas joint venture partnerships. Upon closing, Earthwise will merge with and into TBX Acquisition, Inc. Earthwise will be the surviving corporation and become a wholly owned subsidiary of TBX. Earthwise stockholders will be receiving TBX common shares in return for all the issued and outstanding shares of Earthwise. Subject to certain adjustments, TBX anticipates issuing an approximate total of 4,062,018 common stock shares to the Earthwise stockholders.
     The Agreement also calls for employment agreements with Tim Burroughs, Steven Howard, David York, Sherri Cecotti, and Richard O’Donnell, who will be the main officers and employees of the combined companies, to be drafted and executed, subject to Board of Directors approval, at or shortly after the closing of the Agreement.
     The closing of the merger is contingent upon the occurrence of several events including:
1.	Satisfactory conclusion of due diligence.

2.	Registration of TBX common shares to be used as merger consideration.

3.	Receipt of favorable fairness opinion by TBX that the transaction is fair to the TBX stockholders.

4.	Certain incoming stockholders execute lock up agreements for the TBX common stock they will receive as merger consideration.
     There can be no assurance that TBX will receive a favorable fairness opinion or, in the event that it does, that all the other contingencies to closing the proposed merger will occur.
Section 9 — Financial Statements and Exhibits
     Item 9.01. Exhibits
    10.1 Merger Agreement between TBX Resources, Inc., TBX Acquisition Inc., and Earthwise Energy, Inc, dated September 8, 2006.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 15, 2006	TBX Resources, Inc.
	By:	/s/ Tim Burroughs
Tim Burroughs, President &
Chief Financial Officer

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